Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

Investors:
Investor Relations
Alaska Communications Systems
(907) 564-7556
investors@acsalaska.com

ACS Determines its 2006 and 2007 Depreciation Expenses Were Underreported
Expects Restatement of 2006 and 2007 Financial Statements
Announces Preliminary 2007 Revenue and EBITDA Results
Postpones Fourth Quarter 2007 Earnings Call

Anchorage, Alaska, February 22, 2008 (BUSINESS WIRE) —Alaska Communications Systems Group, Inc. (NASDAQ: ALSK) (the “company” or “ACS”) today announced that in the course of its 2007 annual review of financial results and application of financial controls, management identified errors in the company’s previously reported depreciation expense for fiscal years 2006 and 2007. The company expects no significant changes to previously reported revenues, EBITDA or cash flows; however, previously reported depreciation expense and net income will change. As a result, management has concluded that the company’s internal controls over financial reporting contained a material weakness and that investors should not rely on the company’s previously issued financial statements or earnings press releases covering reporting periods beginning on or after January 1, 2006. The company expects no changes to its financial statements covering periods prior to January 1, 2006.

Background
During the company’s review of its financial results and preparation of financial statements for the fiscal year ended December 31, 2007, the company detected errors previously made in its accounting for depreciation. Specifically, certain groups of assets employed in its intrastate operations are depreciated over extended lives as required by state regulations, giving rise to “regulatory assets.”  As the result of a programmatic error, the company incorrectly ceased to depreciate those regulatory assets prior to their becoming fully depreciated. The company’s regulatory asset and the depreciation of the asset are governed by Statement of Financial Accounting Standards (SFAS) 71 Accounting for the Effects of Certain Types of Regulation.

Anticipated Impact on Depreciation Expense
Based on the review to date, management currently anticipates that the restatement will result in an increase of depreciation expense of approximately $6 million to $8 million for the fiscal year ended December 31, 2006, and $5 million to $7 million for the nine months ended September 30, 2007. As depreciation is a non-cash charge, the restatement is not expected to impact the company’s dividend policy or the financial covenants of its credit agreement.

2007 Expected Revenue and EBITDA
ACS today also announced that it expects to report total revenues and EBITDA for the twelve months ended December 31, 2007 of approximately $380 million and $132 million, respectively. Expected performance for 2007 compares favorably to prior guidance of $370 million to $375 million for revenue, and $128 million to $130 million for EBITDA.

Fourth Quarter 2007 Conference Call Postponed & Appearance at Raymond James’ 29th Annual Institutional Investors Conference Cancelled
Given the ongoing review and resources allocated to the timely restatement of financial results, ACS will postpone and reschedule its conference call and webcast related to its fourth quarter and full-year 2007 operating results and will not present at the Raymond James 29th Annual Institutional Investors Conference on Wednesday, March 5, 2008.

Where to Find Restated Financial Statements
ACS intends to provide all restated and current financial data comprehensively in its upcoming Annual Report on Form 10-K. The company will file the 10-K as soon as practicable, but preparation of the restated information could delay the 10-K filing past the normal filing deadline of March 17, 2008. The company does not intend to file amendments to any previously filed Form 10-Ks or 10-Qs.

About Alaska Communications Systems
ACS is the leading integrated communications provider in Alaska, offering wireline and wireless communications services to business and residential customers throughout Alaska. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance
This press release includes information related to management’s estimate of EBITDA for the year ended December 31, 2007. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company’s business operations. Management believes the most directly comparable GAAP measure would be “Net cash provided by operating activities.” As a result of the ongoing review described above and the likely restatements required, the company is not providing an estimate of net cash provided by operating activities at this time.

Forward-Looking Statements
This press release includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions, expectations and beliefs concerning the review and audit of its current and previously issued financial statements and press releases made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements which may change in the course of its ongoing review. While ACS is not currently aware of other accounting errors requiring adjustment to any prior period financial statements, there can be no assurances that ACS or its independent registered public accounting firm will not find additional accounting errors requiring further adjustments in those or earlier periods. In addition, there can be no assurance that additional accounting errors will not be found that materially change actual results from those expectations presented in this press release. For additional information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2006 and on Forms 10-Q filed subsequently. ACS is also filing a current report on Form 8-K with the SEC containing information related to the matters addressed in this press release. Copies of the company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

###